EX-99.(g)(1) FORM OF INVESTMENT MANAGEMENT AGREEMENT

Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

between

SAVVLY 80+ FUND and SAVVLY ADVISOR, LLC

THIS INVESTMENT MANAGEMENT AGREEMENT (referenced in the Registration Statement as the "Investment Management Agreement") is entered into as of 08/06/2026, between SAVVLY 80+ FUND (f/k/a Savvly Fund #3), a Delaware statutory trust organized and existing under the laws of Delaware (the "Fund") and SAVVLY ADVISOR, LLC (CIK No. 0002115957), an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") (the "Adviser”). Each is a "Party" and together they are the "Parties."

WHEREAS, the Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") (Commission CIK No. 0002053339),

WHEREAS, the Fund holds its assets in custody at U.S. Bank (the "Custodian") [conform to the executed custodian agreement, to be filed by amendment as exhibit (j)];

WHEREAS, the Fund wishes to retain the Adviser to manage the Fund’s assets, and the Adviser wishes to accept that appointment, on the terms set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. APPOINTMENT AND DUTIES. The Fund appoints the Adviser as its investment adviser, and the Adviser accepts such appointment. Subject to the oversight of the Fund’s Board of Trustees (the "Board"), the Adviser will manage the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objective, policies, and restrictions as set forth in the Registration Statement, and in compliance with the 1940 Act and other applicable law; provided that, as described in the Registration Statement, the Board’s Investment Committee determines, after consultation with the Adviser, the Portfolio ETFs in which the Fund invests, and the Adviser implements those determinations. The Adviser will furnish related research and analysis, continuously supervise the Fund’s investment program, and report to the Board as it reasonably requests.

2. MANAGEMENT EXPENSE; ALLOCATION EXPENSE; PAYOUT EXPENSE. As compensation for the services rendered hereunder, the Fund will pay the Adviser the following amounts, as further set forth on Schedule A: (a) a management expense (the “Management Expense”) calculated at the annual rate of 0.35% of the Fund’s average daily total net asset value, including the net asset value attributable to both the Common Shares and the Tracking Shares; (b) an allocation expense (the “Allocation Expense”) equal to 5.00% of the penalty amount imposed in connection with an Early Withdrawal, which will accrue when the applicable Early Withdrawal is effected; and (c) a payout expense (the “Payout Expense”) equal to 5.00% of the Tracking NAV amount attributable to a successfully completed unit redemption at payout age, which will accrue when the applicable unit redemption is successfully completed. No asset, amount, or value of the Fund will be included more than once in the calculation of the Management Expense for any period, and no penalty amount or Tracking NAV amount will be included more than once in the calculation of the same Allocation Expense or Payout Expense. The Management Expense will accrue daily, be calculated and paid quarterly in arrears, and be prorated for any partial quarter in which the Adviser does not serve as such. The Allocation Expense and Payout Expense will be calculated on a transaction-by-transaction basis, will accrue upon the applicable Early Withdrawal or successfully completed unit redemption at payout age, respectively, and will be paid quarterly in arrears. The Management Expense, Allocation Expense, and Payout Expense are referred to collectively as the “Adviser Compensation” and constitute the Adviser’s sole compensation from the Fund under this Agreement, subject to any expense waiver or expense limitation agreement in effect from time to time.

3. EXPENSES; ADVISER COMPENSATION; EXTERNAL PROVIDER EXPENSES; SUPPORT PROVIDED BY SAVVLY, INC. The Adviser Compensation described in Section 2 and Schedule A constitutes compensation and income payable by the Fund to the Adviser for the services performed under this Agreement and does not constitute reimbursement of the Adviser’s operating expenses. The Adviser will be responsible for paying the costs and expenses of external service providers incurred in connection with the performance of its obligations to the Fund, including the fees and expenses of the Fund’s custodian and broker-dealer or executing brokers (collectively, the “External Provider Expenses”). Pursuant to a separate shared services agreement between the Adviser and Savvly, Inc., Savvly, Inc. will provide, arrange for, and bear the cost of the personnel, systems, technology, office space, equipment, infrastructure, administrative support, and other resources reasonably necessary for the Adviser to perform its obligations under this Agreement. If, for any month or other applicable period, the Adviser Compensation available to the Adviser is insufficient to pay the External Provider Expenses in full, Savvly, Inc. will fund or reimburse the Adviser for the amount of the deficiency pursuant to that separate agreement. After payment of the External Provider Expenses, any remaining Adviser Compensation may be remitted to Savvly, Inc. pursuant to that separate agreement. No intercompany payment, funding obligation, or reimbursement arrangement will increase, duplicate, or otherwise modify any amount payable by the Fund under this Agreement. The Fund will separately bear only those expenses properly payable by the Fund in its own capacity, including the Adviser Compensation, legal and audit expenses, transfer agency and administration expenses, compensation of the Independent Trustees, insurance, taxes, and other Fund expenses described in the Fund’s then-current Registration Statement. The Fund will not be responsible for the External Provider Expenses or for any operational shortfall of the Adviser.4. BROKERAGE; AFFILIATED TRANSACTIONS. In placing portfolio transactions, the Adviser will use its best efforts to obtain the most favorable price and execution for the Fund. Any brokerage placed with an affiliated broker or dealer will comply with the Fund’s procedures adopted under Rule 17e-1 under the 1940 Act, and total commissions, expenses, or other remuneration received by an affiliated broker must be reasonable and fair compared to that received by other brokers in connection with comparable transactions, as described in the Registration Statement. In no instance will the Fund’s securities be purchased from or sold to the Adviser or any affiliated person thereof except as permitted by applicable law.

5. VALUATION. If and for so long as the Board designates the Adviser as the Fund’s "valuation designee" pursuant to Rule 2a-5 under the 1940 Act, the Adviser will perform fair value determinations for the Fund’s investments in accordance with valuation policies and procedures approved by the Board, and will provide the Board the reporting, and maintain the records, required by Rule 2a-5 and Rule 31a-4 under the 1940 Act.

6. PROXY VOTING. The Board has delegated proxy voting for securities held by the Fund to the Adviser, and the Adviser will vote (or abstain from voting) such proxies in accordance with its proxy voting policies and procedures and the Fund’s Proxy Voting Policies described in the Registration Statement. Where a proxy proposal raises a material conflict between the interests of the Adviser or its affiliates and those of the Fund or its shareholders, the Adviser will abstain from making the voting decision and will forward the proxy materials to the Board with a written recommendation including an explanation of the conflict, the reasons for the recommendation, and an explanation of its consistency with the Adviser’s proxy voting policies, and the Board (acting through Trustees without a conflict) will make the voting decision. The Adviser will maintain the related records and provide the information necessary for the Fund’s filings on Form N-PX.

7. COMPLIANCE PROGRAM AND REPORTING. The Adviser will maintain a compliance program reasonably designed to prevent violations of the federal securities laws as required by Rule 206(4)-7 under the Advisers Act, and a code of ethics complying with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, and will provide the Fund’s Chief Compliance Officer and the Board such certifications and reports as they reasonably request to fulfill their duties under Rule 38a-1 under the 1940 Act.

8. RECORDS. Any books and records the Adviser maintains for the Fund pursuant to Rules 31a-1 and 31a-2 under the 1940 Act are the property of the Fund and will be surrendered to the Fund promptly upon request, and the Adviser will preserve such records for the periods prescribed by the 1940 Act. Such records are maintained at 1035 Pearl Street, Suite 322, Boulder, CO 80302.

9. STANDARD OF CARE; INDEMNIFICATION. In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder ("disabling conduct"), the Adviser will not be subject to liability to the Fund or any shareholder for any act or omission in the course of rendering services hereunder, consistent with the standard set forth in the Fund’s Trust Agreement. The Fund will, to the fullest extent permitted by law, indemnify and hold harmless the Adviser against any losses arising out of the performance of its services, other than losses resulting from the Adviser’s disabling conduct.

10. TERM; TERMINATION; RENEWAL. This Agreement takes effect on the date of its execution and continues for an initial term of two (2) years, and from year to year thereafter only so long as such continuance is specifically approved at least annually by (i) the Board or a vote of a majority of the Fund’s outstanding voting securities, and (ii) a vote of a majority of the Trustees who are not interested persons of the Fund or the Adviser, cast in accordance with the 1940 Act. This Agreement may be terminated, without penalty, on sixty (60) days’ written notice by the Board, by a vote of a majority of the Fund’s outstanding voting securities, or by the Adviser, and will terminate automatically in the event of its assignment.

11. LIMITATION OF LIABILITY OF TRUSTEES AND SHAREHOLDERS. Notice is hereby given that this Agreement is executed on behalf of the Fund by an officer of the Fund and not individually, and that the obligations of the Fund hereunder are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

12. GENERAL. The Adviser is an independent contractor and, except as provided herein, has no authority to bind the Fund. The Adviser’s services are not exclusive, and the Adviser may render similar services to others. This Agreement may be amended or any provision waived only by a writing signed by the Parties and in compliance with the 1940 Act. This Agreement is governed by the laws of the State of [Colorado] [confirm; the Fund is a Delaware statutory trust with Delaware exclusive-forum By-Laws for internal-affairs claims], may be executed in any number of counterparts (each of which is an original), and notices are delivered to the addresses on Schedule B. The terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" have the meanings given in the 1940 Act.

13. DATA PRIVACY AND PROTECTION. The Adviser will maintain administrative, technical, and physical safeguards for any Fund and shareholder data it receives or processes in the course of performing its services hereunder, consistent with Regulation S-P and Regulation S-ID under applicable law and with the Fund’s Privacy Policy as described in the Registration Statement, and will promptly notify the Fund of any security breach affecting such data. The detailed data privacy, information security, permitted-use, breach-notification, records-retention, and audit obligations of the Adviser with respect to Fund and shareholder Protected Data (as defined therein) are set forth in Schedule C (Data Processing Addendum), which is incorporated into this Agreement by reference and forms an integral part hereof. In the event of any conflict between this Section 13 and Schedule C with respect to data privacy and security matters, Schedule C shall govern. The Adviser’s obligations under Schedule C survive termination of this Agreement for so long as the Adviser retains Protected Data.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SAVVLY 80+ FUND* By: /s/ Dario Fusato Name: Dario Fusato Title: CEO	SAVVLY ADVISOR, LLC By: /s/ Dario Fusato Name: Dario Fusato Title: CEO

* The registrant is a Fund, and the undersigned is signing in their capacity as an officer of the Fund, by and through Savvly Advisor, LLC, the investment adviser to the Fund.

SCHEDULE A

MANAGEMENT EXPENSE AND TRANSACTION-BASED EXPENSES

Management Expense: 0.35% per annum of the Fund’s average daily total net asset value, including the net asset value attributable to both the Common Shares and the Tracking Shares.

Allocation Expense: 5.00% of the penalty amount imposed in connection with each Early Withdrawal. The Allocation Expense accrues when the applicable Early Withdrawal is effected.

Payout Expense: 5.00% of the Tracking NAV amount attributable to each successfully completed unit redemption at payout age. The Payout Expense accrues when the applicable unit redemption is successfully completed.

No asset, amount, or value will be included more than once in the calculation of the Management Expense for any period, and no penalty amount or Tracking NAV amount will be included more than once in the calculation of the same Allocation Expense or Payout Expense. The Management Expense accrues daily, is calculated and paid quarterly in arrears, and is prorated for any period in which the Adviser does not serve for the full quarter. The Allocation Expense and Payout Expense are calculated on a transaction-by-transaction basis, accrue upon the applicable Early Withdrawal or successfully completed unit redemption at payout age, respectively, and are paid quarterly in arrears.

SCHEDULE B

NOTICES

To the Adviser: Savvly Advisor, LLC, 1035 Pearl Street, Suite 322, Boulder, CO 80302, Attn: info@savvly.com

To the Fund: Savvly 80+ Fund (f/k/a Savvly Fund #3), 1035 Pearl Street, Suite 322, Boulder, CO 80302, Attn: dario@savvly.com

SCHEDULE C

DATA PROCESSING ADDENDUM

(Incorporated into and forming part of the Investment Management

Agreement between Savvly 80+ Fund and Savvly Advisor, LLC)

C-1. PURPOSE AND SCOPE. This Data Processing Addendum (this “DPA”) governs the collection, processing, storage, transfer, and protection of Protected Data (as defined below) by Savvly Advisor, LLC (the “Adviser”) in connection with the investment management services it provides to Savvly 80+ Fund (the “Fund”) under the Agreement. This DPA is entered into pursuant to Section 13 of the Agreement and is incorporated therein by reference. In the event of any conflict between this DPA and the main body of the Agreement with respect to data privacy and security matters, this DPA shall govern.

C-2. DEFINITIONS. For purposes of this DPA, the following terms have the meanings set forth below. Capitalized terms used but not defined herein have the meanings given in the Agreement.

“Protected Data” means any Personally Identifiable Information (PII), Non-Public Personal Information (NPPI) as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and SEC Regulation S-P (17 C.F.R. Part 248), non-public Fund portfolio holdings and trading data, non-public information regarding the Fund’s investment program, Management Expense, Allocation Expense, and Payout Expense records, and any Fund shareholder information received by or made available to the Adviser in the course of performing its services under the Agreement.

“Data Breach” means any actual or reasonably suspected unauthorized access to, acquisition of, use, disclosure, or destruction of Protected Data maintained by or on behalf of the Adviser.

“Authorized Personnel” means employees, officers, contractors, or agents of the Adviser or of Savvly, Inc. acting on behalf of the Adviser under the arrangement described in Section 3 of the Agreement, who are authorized to access Protected Data solely to the extent necessary to perform the Adviser’s functions under the Agreement and who are subject to obligations of confidentiality no less protective than those set forth herein.

“Regulatory Requirements” means all applicable federal and state laws, rules, and regulations governing the privacy, security, and protection of personal information applicable to a registered investment adviser, including without limitation SEC Regulation S-P (as amended, including the SEC’s 2024 amendments), SEC Regulation S-ID (Identity Theft Red Flags), the Gramm-Leach-Bliley Act, the recordkeeping requirements of the Investment Advisers Act of 1940 (17 C.F.R. § 275.204-2) and Rules 31a-1 and 31a-2 under the 1940 Act, and applicable state privacy laws including the California Consumer Privacy Act (Cal. Civ. Code § 1798.100 et seq.) as amended by the California Privacy Rights Act.

C-3. SCOPE OF PROTECTED DATA. Protected Data subject to this DPA includes, without limitation: (a) any Fund shareholder information received from or on behalf of the Fund or the Transfer Agent in connection with advisory services; (b) non-public Fund portfolio holdings, trading activity, and investment-program information; (c) records relating to the Management Expense, Allocation Expense, and Payout Expense payable to the Adviser; and (d) any other non-public information relating to the Fund or its shareholders received by the Adviser in its advisory capacity.

C-4. PERMITTED USE OF PROTECTED DATA. The Adviser shall use Protected Data exclusively for the following purposes: (a) managing the investment and reinvestment of the Fund’s assets and performing the advisory, valuation, proxy-voting, and compliance services described in the Agreement; (b) complying with regulatory reporting obligations applicable to the Adviser and the Fund, including filings on Form N-PX and records required under Rules 2a-5, 31a-4, 31a-1, and 31a-2 under the 1940 Act; (c) sharing with Savvly, Inc. and its Authorized Personnel solely to the extent necessary for Savvly, Inc. to provide the personnel, systems, and infrastructure that enable the Adviser to perform its obligations, as described in Section 3 of the Agreement; and (d) responding to lawful requests from governmental authorities or as otherwise required by applicable law. The Adviser shall not use, sell, license, or otherwise disclose Protected Data for any purpose not expressly authorized under the Agreement, this DPA, or applicable law. In particular, the Adviser shall not use non-public Fund portfolio or shareholder information for the benefit of any other client or account, except as permitted by applicable law and the Adviser’s policies addressing allocation and conflicts of interest.

C-5. INTERCOMPANY PROCESSING; RESPONSIBILITY. The parties acknowledge that, as described in Section 3 of the Agreement, Savvly, Inc. provides and bears the cost of the personnel, systems, technology, and infrastructure reasonably necessary for the Adviser to perform its obligations. Accordingly: (a) the Adviser is authorized to permit Savvly, Inc. and its Authorized Personnel to access and process Protected Data solely to the extent necessary to perform the Adviser’s functions under the Agreement; (b) Savvly, Inc. is bound, under its Shared Services Agreement with the Adviser and the Data Processing Addendum thereto, by data privacy and security obligations with respect to Protected Data no less protective than those imposed on the Adviser under this DPA; and (c) the Adviser remains responsible to the Fund for any breach of this DPA by Savvly, Inc. or its personnel acting in connection with the Adviser’s functions. No Protected Data shall be shared with any third party outside the Savvly group of entities without the prior written consent of the Fund, except as required by applicable law or regulatory authority or as necessary to effect portfolio transactions with the Custodian and executing brokers in the ordinary course.

C-6. INFORMATION SECURITY STANDARDS. The Adviser shall implement and maintain a written information security program (WISP) incorporating administrative, technical, and physical safeguards appropriate to the size and complexity of the Adviser’s operations and the sensitivity of Protected Data, including: (a) encryption of Protected Data in transit and at rest; (b) multi-factor authentication and role-based access controls limiting access to Authorized Personnel on a need-to-know basis; (c) regular security risk assessments and vulnerability remediation; (d) service-provider and vendor oversight procedures consistent with Regulation S-P; and (e) an incident response program as required by the 2024 amendments to Regulation S-P and by Regulation S-ID. The Adviser shall maintain the confidentiality of non-public Fund portfolio holdings and trading data and shall restrict access to such information in a manner designed to prevent misuse, including in connection with the Adviser’s code of ethics under Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

C-7. DATA BREACH NOTIFICATION AND RESPONSE. In the event of a Data Breach or a reasonable suspicion thereof, the Adviser shall: (a) notify the Fund’s officers and Chief Compliance Officer in writing within forty-eight (48) hours of discovery, or such shorter period as required by applicable law; (b) provide all reasonably available information regarding the nature, scope, and circumstances of the Data Breach; (c) take immediate steps to contain, investigate, and remediate the Data Breach; (d) cooperate fully with the Fund in connection with any regulatory notification obligations under Regulation S-P, Regulation S-ID, and applicable state law, including notifications to the SEC and affected Fund shareholders; and (e) provide written updates to the Fund at reasonable intervals until the matter is resolved.

C-8. RECORDS RETENTION AND SECURE DESTRUCTION. The Adviser shall retain Protected Data and Fund-related records for the periods required by applicable law, including the books-and-records requirements of the Investment Advisers Act of 1940 (17 C.F.R. § 275.204-2) and Rules 31a-1 and 31a-2 under the 1940 Act. All books and records the Adviser maintains for the Fund remain the property of the Fund and will be surrendered to the Fund promptly upon request, consistent with Section 8 of the Agreement. Upon expiration of the applicable retention period, or upon written request of the Fund following termination, the Adviser shall destroy or arrange for the destruction of Protected Data using methods that render it unreadable and unrecoverable, and shall certify such destruction to the Fund in writing within thirty (30) days, except to the extent retention is required by applicable law.

C-9. AUDIT RIGHTS. The Fund, its independent auditors, and its Chief Compliance Officer shall have the right, upon reasonable prior written notice and during normal business hours, to audit or inspect the Adviser’s data privacy and security practices, policies, and procedures to verify compliance with this DPA, no more than once per calendar year absent reasonable cause or a Data Breach. The Adviser shall cooperate fully with any such audit and shall promptly remediate any deficiencies identified. The Fund may, in lieu of a direct audit, accept the results of an independent third-party audit or SOC 2 Type II report covering the relevant systems and controls, provided such report is completed within the preceding twelve (12) months. This Section C-9 supplements the compliance-reporting and records provisions of the Agreement.

C-10. REGULATORY COMPLIANCE. The Adviser shall at all times comply with all Regulatory Requirements applicable to its handling of Protected Data, including SEC Regulation S-P (as amended by the 2024 amendments), SEC Regulation S-ID, the Gramm-Leach-Bliley Act, the recordkeeping requirements of the Investment Advisers Act of 1940, and applicable state privacy laws including the California Consumer Privacy Act (as amended by the California Privacy Rights Act) to the extent applicable. The Adviser shall comply with the Fund’s Privacy Policy as described in the Registration Statement and shall promptly notify the Fund of any regulatory inquiry, examination, or enforcement action relating to its processing of Protected Data.

C-11. SURVIVAL. The obligations of the Adviser under this DPA survive the termination or expiration of the Agreement for so long as the Adviser retains Protected Data, and in any event for not less than the applicable retention periods specified in Section C-8. Upon full compliance with the destruction obligations in Section C-8, the Adviser’s ongoing obligations under this DPA with respect to such destroyed data shall cease, except for obligations that expressly survive destruction (including audit rights with respect to the destruction certification).

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